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                                                                    Exhibit 23.5

             CONSENT OF KOST, FORER & GABBAY, INDEPENDENT AUDITORS


     We consent to the reference to our firm under the Caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Terayon Communication Systems, Inc. for the registration of 367,804 shares of its common stock and to the incorporation by reference therein of our report dated February 20, 2000 (except for Note 1c, as to which the date is April 18,
2000), with respect to the consolidated financial statements of ComBox Ltd. included in Terayon Communication Systems, Inc.'s Current Report on Form 8-K/A filed on June 29, 2000 with the Securities and Exchange Commission.


                                         /s/ Kost, Forer and Gabbay
                                         A Member of Ernst & Young International

Tel-Aviv, Israel
November 14, 2000